File No. 333-64315

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                               Amendment No. 1 to
                                    FORM F-3

        REGISTRATION STATEMENT UNDER THE SECURITIES EXCHANGE ACT OF 1933

                       CITYVIEW ENERGY CORPORATION LIMITED
             (Exact Name of Registrant as Specified in Its Charter)

Western Australia, Australia                                  Not Applicable
(State or Other Jurisdiction of                                (IRS Employer
Incorporation or Organization)                             Identification No.)

 62 Glyde Street, Suite 2, Mosman Park, Western Australia6012 - (61-8) 9385 5600
   (Address and Telephone Number of Registrant's Principal Executive Offices)

                               Gary B. Wolff, P.C.
                                 Legal Counsel
                         Attorney and Counsellor at Law
                                747 Third Avenue
                            New York, New York 10017
                                (212) 644 - 6446
           (Name, Address and Telephone Number of Agent For Service)

         Approximate date of commencement of proposed sale to the public: At the discretion of the Converting Debenture holders after the Effective Date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box. [     ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ X ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box. [     ]

                         CALCULATION OF REGISTRATION FEE

                                                   Proposed Maximum                Proposed Maximum
Title Of Each Class         Amount To Be           Offering Price                  Aggregate Offering Price   Amount Of Registration
Of Securities To Be         Registered (1)         Per Share (2)                                              Fee
Registered

Ordinary Fully Paid Shares  5,600,000                   $0.40                      $2,240,000                  $660.80 *

--------------------------- --------------------------  -------------------------- --------------------------  --------------------

*Of  the $660.80 Registration Fee, $590 was paid with the initial filing.
(1) Consists of 5,600,000 shares which are reserved for issuance pursuant to currently issued and outstanding Convertible Debentures which will be offered for resale by certain Selling Holders under this Registration Statement and which Debentures require reservation of 150% of shares underlying Convertible Debentures. If and to the extent that all of such reserved shares are not required upon conclusion of all conversions, a post effective amendment will be filed deregistering such shares. Also registered hereunder is such indeterminate number of ordinary shares (hereinafter "Ordinary Shares" or "Shares") of the Company as may become issuable pursuant to (i) any Shares issuable in exchange for interest earned under Convertible Debentures and (ii) any anti-dilution provisions as may be contained in the aforesaid Convertible Debentures and related Registration Rights Agreements. Such additional Shares do not and will not include any Shares as may otherwise be required to be issued as a result of adjustments to the conversion price, stock dividends, stock splits or similar transactions and Registrant is not relying upon Rule 416 with respect thereto.
 (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933. In accordance with Rule 457(c) of Regulation C, the estimated price for the Securities was based on the average of the high and low reported prices on the Nasdaq SmallCap Market on March 30, 1999.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                                     PART 1
                     INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.           Forepart of the Registration Statement and
                   Outside Front Cover Page of Prospectus.

Item 2.                    Inside Front Cover Page and Outside Back
                   Cover Pages of Prospectus.

Item 3.                    Summary Information, Risk Factors and
                   Ratio of Earnings to Fixed Charges.

Item 4:                    Use of Proceeds

Item 5:                    Determination of Offering Price

Item 6:                    Dilution

Item 7:                    Selling Security Holders

Item 8;           Plan of Distribution

Item 9.                    Description of Securities to be Registered.

Item 10.          Interests of Named Experts and Counsel.

Item 11.          Material Changes.

Item 12.          Incorporation of Certain Information by
                   Reference.

Item 13.          Disclosure of Commission Position on
                   Indemnification For Securities Act Liabilities.

                                     PART 11
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution.

Item 15.          Indemnification of Directors and Officers.

Item 16.          Exhibits

Item 17.          Undertakings

Signatures

                                INDEX TO EXHIBITS

Exhibit No.       Description

5.1               Opinion of Gary B. Wolff, P.C., counsel to the Registrant *

10.1              Form of Securities Purchase Agreement dated June, 1998

10.2              Form of Registration Rights Agreement dated June, 1998

10.3              Form of Placement Agency Agreement dated June, 1998

10.4              Form of 2 Year Convertible Debenture dated June, 1998

23.1              Consent of Grant Thornton

23.2              Consent of  Gary B. Wolff, P.C. (included in Exhibit 5.1)  *





* Indicates filed with this amendment. Unless otherwise indicated all other exhibits were filed with initial filing.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                   PROSPECTUS

                   Up to 5,600,000 Ordinary Fully Paid Shares
                       CITYVIEW ENERGY CORPORATION LIMITED

         This prospectus ("Prospectus") relates to the offer and sale of up to 5,600,000 Ordinary Fully Paid Shares ("Shares"), of CityView Energy Corporation Limited, an Australian corporation ("CityView Energy Corporation Limited" or the "Company"), which Shares consist of up to 5,600,000 Shares which are issuable to certain persons (the "Selling Holders") upon conversion of convertible debentures, issued in June 1998, (the "Convertible Debentures") and which Shares are being registered hereby pursuant to Registration Rights Agreements between the Company and the Selling Holders named in this Prospectus.

         The Ordinary Fully Paid Shares Covered by this Prospectus are for purposes of conversion of up to $1,000,000 of 2 Year Convertible Debentures bearing interest at 6% per annum issued in multiples of $500,000 each by the Company in June 1998. The Debentures are convertible into Ordinary Fully Paid Shares of the Company at any time after ninety (90) days after the date of receipt of the funds by the Company for these Convertible Debentures (and before June 3, 2000) at the Conversion Price equal to 75% of the average closing bid price for ordinary fully paid shares in the Company on either the National Association of Securities Dealers ("NASDAQ") Small Capital Market stock exchange or the Australian Stock Exchange Limited ("ASX") for the five (5) trading days immediately preceding the conversion date. Interest accrues from the date of receipt of the funds by the Company up to the date of conversion into ordinary fully paid shares, or June 3, 2000 if no conversion has taken place. The accrued interest at the date of conversion may be converted into ordinary fully paid shares of the Company on the same basis as the Convertible Debenture principal amount or may be paid in cash at the Company's option. Each holder of
Convertible Debentures on June 3, 2000, has the right to demand, by written payment notice to the Company that payment of all principal and accrued interest on balance of unconverted Debentures be paid to such holder in cash in US dollars on June 3, 2000. Each outstanding Convertible Debenture for which no written payment notice is received by the Company in a timely manner automatically shall be converted into ordinary fully paid shares of the Company on the same basis described above.

         The Shares may be offered and sold from time to time by the Selling Holders named herein (or by their transferees, pledgees, donees or their successors pursuant to the Prospectus) in transactions on the NASDAQ SmallCap Market, in negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Securities may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Holders or the purchasers of the Securities for whom such agents, underwriters or dealers may act. See "Selling Holders and Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus. The Company will not receive any of the proceeds from the sale of the Securities by the Selling Holders.

         The Ordinary Fully Paid Shares of the Company are listed for trading on the Nasdaq Small Capital Market under the symbol "CVCLF" and on the Australian Stock Exchange Limited ("ASX") under the symbol "CVI." On March 30, 1999, the last reported sale price on the Nasdaq Small Capital market was US$.40 per share.

         The Selling Holders will receive all of the net proceeds from the sale of the Securities and will pay all underwriting discounts and selling commissions, if any, applicable to any such sale. The Company is responsible for payment of all other expenses incident to the offer and sale of the Securities. The Selling Holders and any broker-dealers, agents or underwriters that participate in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any profit on the sale of the Securities by the Selling Holders and any commissions received by any such underwriters may be deemed to be underwriting commissions or discounts under the Act. See "Selling Holders and Plan of Distribution".

         The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Company is incorporated or organized under the laws of Australia, that its officers and directors may not be residents of the United States and that all of the Company's assets may be located outside the United States.

         All references herein to the "Company" refer to CityView Energy Corporation Limited and its subsidiaries. The executive offices of the Company are located at 19 Walters Drive, Herdsman, Western Australia 6017. The telephone number is (61-8) 9445 3199 and the fax number is (61-8) 9445 3947.

                  THE SECURITIES OFFERED HEREBY ARE SPECULATIVE
             AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is April __, 1999.



                             ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act"), as applicable to foreign private issuers, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a Registration Statement (the "Registration Statement"), of which this Prospectus is a part, on Form F-3 under the 1934 Act with respect to the Ordinary Fully Paid Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the Rules and Regulations of the Commission. For further information with respect to the Company and the Ordinary Fully Paid Shares offered by this Prospectus, reference is made to such Registration Statement including the exhibits thereto and the financial statements and notes thereto filed or incorporated by reference as a part thereof. Statements contained herein concerning the provisions or contents of such documents referred to herein are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Such information, and the reports and other information filed with the Commission by the Company can be inspected and copied at the Commission's public reference facilities located at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may also be obtained from the Commission at prescribed rates by mailing a request to the Public Reference Section of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the Internet that
contains  reports  and  other  information   regarding   registrants  that  file
electronically   with  the   Commission.     The   address  of  such  site  is:
http://www.sec.gov. With the exception of this Form F-3 the Company does not file reports (such as 20-F and 6-K) electronically and, accordingly, Company filings (excepting for this Form F-3) are not available on the Commission's web site. The Company furnishes its shareholders with annual reports containing consolidated financial statements certified by an independent chartered accounting firm. The financial statements included in such reports are prepared in accordance with Australian generally accepted accounting principles ("GAAP") and include a reconciliation of such information with U.S. GAAP.

         As a foreign Issuer the Company is currently exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in
Section 16 of the Exchange Act. The Company is not required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject thereto.

         The Ordinary Fully Paid Shares of the Company may be traded on the NASDAQ Small Capital Market under the symbol "CVCLF" and on the Australian Stock Exchange Limited under the symbol "CVI".

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission pursuant to the Exchange Act are hereby incorporated by reference into this Prospectus.

(1) Annual Report on Form 20-F of the Company for the fiscal year ended December 31, 1997 as initially filed and subsequently amended; and

(2) All other reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") by the Company since December 31, 1997.

         All documents subsequently filed by the Company with the Commission pursuant to Sections 12(a), 12(c) and 15(d) of the 1934 Act prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus.

         With respect to any document incorporated by reference in this Prospectus but not delivered herewith the Company undertakes to provide without charge to each person, including a beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person a copy of any and all of the information that has been incorporated by reference herein (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Such requests may be addressed to CityView Energy Corporation Limited, 62 Glyde Street, Suite 2, Mosman Park, Western Australia 6012, Attention Alan Peter Woods, Secretary.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or replaces such statement. The modifying or superseding statement need not state that is has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation of any untrue statement of a material fact or an omission of a material fact required to be stated or necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed except as so modified or superseded to constitute a part of this Prospectus.

                       ENFORCEABILITY OF CIVIL LIABILITIES
                   UNDER UNITED STATES FEDERAL SECURITIES LAW

         The Company is an Australian incorporated public company. Certain of the directors and executive officers of the Company and certain experts named herein are not residents of the United States and all of the assets of the Company are located outside of the United States. As a result, it may be difficult or impossible for shareholders of the Company to effect service of process upon such persons within the United States with respect to matters arising under the

United  States  federal  securities  laws or to enforce  against  them in United
States courts judgments of such courts predicated upon the civil liability provisions of the United States federal securities laws or otherwise. Shareholders of the Company should be aware that there is some doubt as to the enforceability in Australia in original actions, or in actions for enforcement of judgments of United States courts, of civil liabilities predicated upon the United States federal securities laws. In addition, awards of punitive damages and actions brought in the United States or elsewhere may be unenforceable in Australia.

                                   THE OFFERING

Common Stock Offered (1)           Up to 5,600,000 Shares
Common Stock Outstanding
  Before the Offering(2)(3)        14,018,140
Common Stock Outstanding
  After the Offering(4)

Use of Proceeds                    The Company will not receive any of the
                                   proceeds from the sale of any of the
                                   Securities.

Risk Factors                       The Securities offered hereby involve a high
                                   degree of risk. See "Risk Factors".

Nasdaq SmallCap Market Symbol      CVCLF

Australian Stock Exchange Symbol   CVI

(1) Consists of an aggregate of up to 5,600,000 Shares reserved for issuance upon the conversion of the Convertible Debentures. See "Selling Holders and Plan of Distribution" and "Description of Capital Stock" and based upon 150% of those Shares currently anticipated to be needed for conversion purposes in accordance with requirements contained in underlying Debentures and Registration Rights Agreements.

(2) Does not include up to 5,600,000 Shares to be issued to holders of Convertible Debentures issued by the Company in June 1998 upon conversion of Convertible Debentures assuming conversion based on a 25% discount to the closing price on the Nasdaq SmallCap Market on March 30, 1999 and further based upon reservation and registration of 150% of those Shares required as indicated in footnote 1 above,. Also, does not include any other shares which may be reserved for issuance upon any other form of option and/or warrant heretofore or hereafter granted.

(3) As of the close of business on March 30, 1999 there were 14,018,140 shares issued and outstanding.


(4) Since the Common Stock registered hereunder is being offered on a delayed or continuous basis pursuant to Rule 415 under the Act, the Company cannot include herein information about the Common Stock outstanding after the Offering.

         No dealer, sales representative, or any other person has been authorised to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorised by the Company, the Selling Agents or any Underwriter. This Prospectus does not constitute an offer to sell, or solicitation of an offer to buy, any securities other than the registered securities to which it relates or an offer to , or solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery or this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                               PROSPECTUS SUMMARY

         The following summary information is qualified in its entirety by the detailed information and financial information incorporated by reference herein or appearing elsewhere in this Prospectus. This Prospectus contains certain forward-looking statements not based on historical facts within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and
Section 21E of the Exchange Act. When used in this Prospectus, the words "believes," "expects," "intends," "anticipates" and similar expressions or the negative thereof or other variations thereon are intended to identify forward-looking statements. Such statements reflect the Company's reasonable judgement with respect to future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include the actions of the Company's competitors, changes in business conditions and changes in regulations and laws as well as those risks discussed herein under the caption "Risk Factors".

                                   THE COMPANY

         The Company was incorporated as CityView Investments Limited on May 3, 1987, was listed on the Second Board of the Perth Stock Exchange on October 20, 1987 and was transferred to the Main Board of the Australian Stock Exchange on January 2, 1992. The Company changed its name to CityView Corporation Limited on August 9, 1996 and subsequently to CityView Energy Corporation Limited on May 19, 1997.

         The Company is engaged in the acquisition and development of proven oil and gas reserves and conducts such operations through separate wholly owned subsidiaries. Prior to engaging in the foregoing the Company was an investment company acquiring shares in publicly listed and private companies and investing in real estate land developments through its then wholly owned subsidiary corporation Starview Pty Ltd ("Starview"). On June 28, 1996, the Company sold its interest in Starview and ceased investing in securities and real estate. The Company's decision to dispose of Starview followed the Company's rationalisation of its business interests to concentrate its efforts on the acquisition and development of proven oil and gas reserves. The Company also owns certain gold exploration interests.

         On December 18, 1998 the Company sold its Techinical Assistance Contracts for two oil fields in Indonesia.

         The ordinary fully paid shares of the Company are traded on the NASDAQ Small Capital Market under the symbol "CVCLF" and on the ASX under the symbol "CVI".

         The Company has its principal executive office located at 62 Glyde Street, Suite 2, Mosman Park, Western Australia 6012 (telephone number (618) 9385-5600). The Company has an operating office for it subsidiary company operations in Indonesia located at Plaza CityView, JL Kemang Timur No. 22, Pejatan Barat, Jakarta Selatan, Indonesia (telephone number 6221 718 1959). The Company has a United States appointed Attorney and agent, Gary B. Wolff, P.C., located at 747 Third Avenue, New York, New York 10017 (telephone number (212) 644-6446).


         The Company is an associate of Malaysia Mining Corporation Berhad ("MMC") its principal stockholder which has provided the initial equity capital and also a loan facility for the Company's working capital requirements. ^

         The Company identified Indonesia for its focus for acquisitions and development of oil and gas reserves. Indonesia was selected after considering prospectivity for oil and gas, demand for the produced product, availability of supportive infrastructure, foreign company participation terms and conditions and sovereign risk.

Corporate Goals

         The Company's aim is to build a broad Asian energy corporation capable of capitalizing from any gap emanating from rising regional demand for energy and the deregulation of the industry. Throughout 1997 the Company concentrated primarily on attaining in Indonesia approved Operator status and building a local team, securing field operations and strengthening its capital base with the objective of becoming recognized as an efficient upstream hydrocarbon operator (with a range of quality fields providing a valuable base of recoverable reserves). During this time frame, the Company also acquired a strategic stake in the Philippines.

         The virtual economic collapse in significant Asian territories and the fall in energy prices required the Company to reassess and reevaluate its objectives; there being no premium in exploration and development when oil prices are very low. The Company determined to concentrate on assets which generate income. In order to achieve this new objective a three tier corporate strategy has been developed but remains in its formative stages. Such strategy is as follows:




(1) Development of the Company's position in southeast Asia and in particular in Indonesia utilizing its relationships with current authorities in order to acquire interests in a range of projects which management feels provide potential for significant cash flow.
(2) Ascertaining and evaluating potential for corporate acquisitions through a combination of monetary and securities offerings; and Further potential acquisition of assets in key locations throughout the world in order to diversify political risk.

         Management intends to pursue the above referenced goals and strategy through its management team. Brief summary information regarding such management team appears directly below.

                                   Management

Mark Smyth, Chief Executive Officer, Age 59. Mr. Smyth holds an M.A. degree in jurisprudence from Oxford University. Mr. Smyth has been involved in the resources industry for 30 years and has established a wide network of strong business relationships throughout Asia. Mr. Smyth became Chief Executive Office in February 1996.

Peter John Augustin Remta, Director, Age 58. Mr. Remta is a Company director and lawyer who for many years practiced in the fields of corporate and mining law. Mr. Remta has extensive experience in the direction and management of resource companies and has been a director of the Company since 1987.

Lutfi Heyder, Director, Age 42. Mr. Heyder was educated in Germany and Switzerland and then employed with the Indonesian Government's trading company in Germany and Australia. In 1988 Mr. Heyder returned to Indonesia. Mr. Heyder is well respected by the regulatory authorities for his knowledge and expertise in the Indonesian oil industry.

Alan Peter Woods, Company Secretary/Chief Financial Officer, Age 51. Mr. Woods is a registered Public Accountant, a Fellow of the Taxation Institute of Australia and has twenty seven years experience in corporate accounting management areas.

         Following is summarized information regarding the Company's exploration and development interests.

         The Company's current focus is primarily on gas rather than oil.
The Company's three gas projects are Madura, Simenggaris and Timoforo. Summarized information with respect to such three gas projects appears directly hereinafter.

A. Madura Block - Onshore Madura Island PSC-JOB, Western Madura Pty Ltd ("Western Madura")

         On 28 January 1997 the President Director of Pertamina signed the authorization for the Company's wholly owned subsidiary Western Madura to commence operations on the Madura Block. The signing of the PSC-JOB contract took place on 15 May 1997, awarding the 2728km square Madura Block to Western Madura for an exploration term of 10 years and production term of 20 years.

         The 1999 - 2000 work program for the Madura Block is to drill 3 shallow (1000-1500m) wells to test both gas and oil prospects in the central inversion zone.

B. Simenggaris Block - Onshore NE Kalimantan PSC-JOB, Genindo Western Petroleum Pty Ltd ("Genindo")

         On 28 September 1997 the President Director of Pertamina signed the authorisation for Genindo to commence operations on the Simenggaris Block.
The signing of the PSC-JOB Contract took place on 24 February 1998 awarding the 2734km(2)Simenggaris Block to Genindo which is owned 85% by CityView. The contract term is 10 years for exploration and 20 years for production.

         The 1999 - 2000 work program for the Simenggaris Block is to drill 2 wells to test the gas-condensate prospect.

C. Timoforo Block - Bintuni Basin, Onshore Irian Jaya PSC-JOB, Western Wisesa Petroleum Pty Ltd ("Wisesa")

         Timoforo is an exploration block in Irian Jaya. The Company's wholly owned subsidiary Western Resources NL has entered into a memorandum of understanding with Saptapetra Wisesa to form a consortium or a joint venture to operate Timoforo as a PSC-JOB. This project is currently in its early formative stages.

         For further and more extensive information with regard to each of the three projects referred to directly above, reference is herewith made to the Company's Form 20-F, the full contents of which are herewith incorporated by reference.

         Additional projects may be briefly summarized as follows:

         Block SC41 (formerly GSEC74) - Offshore Western Philippines PSC, MMC Exploration & Production (Philippines) Pte Ltd

         ARCO Philippines Inc Preussag Energies GMBH, MMC Exploration & Production (Philippines) Pte Ltd (CityView has a 49% interest) and a consortium of fifteen Filipino resource companies hold Block SC41 which includes an area of about 12000km2 (3 million acres) on which ARCO has acquired 3600km of seismic data with simultaneous gravity and magnetic surveys.

         Twelve prospects of potential have been identified including the Hippo prospect which was drilled in February 1998. On 1 September 1998 ARCO Philippines Inc., the operator advised that the Philippine government had approved an application to convert the Block (formerly GSEC74) into Servcie Contract 41 (SC41).


Raeside Gold Project

         CityView's wholly owned subsidiary Copperwell Pty. Ltd has a 10% interest in the Raeside Gold Project, located approximately 10km east of Leonora in Western Australia covering an area of 168km squared. The remaining 90% is held by the operator Triton Resources Limited in which CityView holds 5,142,500 shares representing 7.37% of the issued capital.

Golden Spinifex/Duketon Gold Project

         CityView's wholly owned subsidiary Artane Minerals NL has a 97% interest in the Golden Spinifex and some adjoining tenements at Duketon which have been joint ventured to Johnson's Well Mining NL.

         Factors relating to competition and certain governmental regulations are briefly summarized as follows:

Competition
         The oil and gas industry is highly competitive. The Company competitors and potential competitors include major oil companies and independent producers of varying sizes of which are engaged in the acquisition of producing properties and the exploration and development of prospects. Many of the Company's competitors have greater financial, personnel and other resources than does the Company and therefore have a greater leverage to use in acquiring prospects, hiring personnel and marketing oil and gas. Accordingly, a high degree of competition in these areas is expected to continue.

Indonesian Government Regulation
         The Company may either sell its production on the international market or opt to sell it domestically. There is a commitment to sell a minimal portion of any oil production domestically (called Domestic Market Obligation) at 15% of the crude price. The commitment is imposed in the terms of all PSC's, to sell a minimum portion of any of Western's, or its subsidiary's, oil production to the Republic of Indonesia, via Pertamina, at 15% of the price the crude is sold at. This only becomes effective after the first 60 months of production and represents a minimal portion of the total production. There are no constraints on production other than those imposed in conforming with what is deemed "good oilfield practice." Indonesia has no exchange controls; therefore, foreigners are able to move funds freely in and out of the country through accounts denominated in local foreign currency.

Australian Government Regulation
         The Australian Corporations and Securities Legislation ("ACSL") is the main body of law governing companies in Australia, such as the Company. The Australian Securities Commission is an Australian government instrumentality that administratively enforces the ACSL. The ACSL covers matters such as directors' duties and responsibilities, preparation of accounts, auditor control, issue and transfer of shares, control of shareholders; meetings, rights of minority interest, amendments to capital structure, preparation and filing of public documents such as annual reports, changes in directors and changes in capital.

         The Australian Stock Exchange Limited imposes listing rules on all listed companies, such as the Company. The rules cover such issues as immediate notification to the market of relevant information, periodic financial reporting and the prior approval of shareholder reports by the Australian Stock Exchange Limited.

         The Company believes that it is in compliance with the foregoing Australian laws and regulations.
                               RECENT DEVELOPMENTS

         On June 3, 1998 the Company issued $1,000,000 2 Year Convertible Debentures with interest at 6% per annum which are convertible into Ordinary
Fully Paid Shares of the Company at any time after ninety (90) days after the date of receipt of the funds by the Company for the Convertible Debentures and before June 3, 2000 at a conversion price of 75% of the average closing bid price for ordinary fully paid shares in the Company on either the NASDAQ Small Capital Market stock exchange or the ASX for the five trading days immediately preceding the conversion date. For further information reference is made to page 2 of this Prospectus.

         Reference is made to the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 1997 as amended to date for further information on changes in the affairs of the Company since the end of the fiscal year ended December 31, 1997. The Generally Accepted Accounting Principles (GAAP) reconciliation in the preceding 20-F was based upon an exchange rate of A$1.00 = US$0.6515. This exchange rate has fluctuated and is presently A$1.00 = US$0.61 as at March 1, 1999, resulting in a change in the Total Shareholders Equity as follows: -

   A$                US$ as at December 31, 1997     US$ as at December 31, 1997
                     As per Form 20-F, at             at exchange rate of A$1.00
                     exchange rate of A$1.00 to               to US$0.61
                           US$0.6515

($4,909,173)              ($3,198,326)                       ($2,994,596)

                                  RISK FACTORS

         There are certain risks involved in an investment in the Ordinary Fully Paid Shares of the Company. Accordingly, prospective purchasers of the Ordinary Fully Paid Shares of the Company should consider carefully the factors set forth below as well as the other information contained in this Prospectus. Certain statements in this Prospectus and documents incorporated herein by reference are forward-looking and are identified by the use of forward-looking words or phrases such as "intended," "will be positioned," "expects," is or are "expected," "anticipates" and "anticipated." These forward-looking statements are based on the Company's current expectations. To the extent any of the information contained in this Prospectus constitutes a "forward-looking statement" as defined in Section 27A (i) (1) of the 1933 Act the future profitability and viability of the Company's operations and activities will depend on a number of risks, including but not limited to the following risk factors:

1.       Commodity Prices
         The majority of the Company's assets are exploration areas and the value of these areas are determined by various factors - principally the amount of recoverable reserves and the current commodity price for oil, gas, gold and/ or other minerals. The value of the reserves may influence the Company's decision to commit funds for exploration and may influence third party decisions to farm into projects.

2.       Currency Exchange Rate Fluctuations
         The Company's debt and work commitments to further develop the Company's assets are denominated in US dollars and the Company also has working capital commitments in Indonesia Rupiah. Any depreciation in the Australian dollar against the US dollar and/or Indonesian Rupiah will increase the amount of the debt, cost of the work commitments and working capital requirements in Australian dollar terms. This will impact on the Company if the debt and the work commitments are to be funded by capital raising in Australian dollars.

3.       Strength of Equity Markets
         The Company may be required to raise additional capital in the equity markets to further develop the Company's assets. The cost at which the Company can raise additional funds is dependent on the Company's share price and strength of the equity markets at the time of these capital raisings as well as the Company's current and future business prospects.

4.       Judicial Decisions and Legislative Amendments
         The Company has gold exploration interest located in Western Australia (as heretofore indicated), as follows:

         A. 10% interest in the Raeside Gold Project through its wholly owned subisidary Cooperwell Pty Ltd.
         B. 97% interest in the Golden Spinifex Project through its wholly owned subsidiary Artnne Minerals NL.

         The High Court of Australia ruled six to one in what has become known as the Mabo case that indigenous title to land is recognized in the common law of Australia. The native Title Act 1993 established a National Native Title Tribunal and set out processes for the determination of native title rights and dealings in native title land. The Native Title Tribunal assists with the negotiations between indigenous people and parties wishing to develop the land. Indigenous people may receive rights to negotiate with private companies seeking to develop land under claim.

         The mining leases granted to the above companies have no Native Title problems. Native Title legislation may impact on the Company if and when an application is lodged to convert any of the existing mining tenements to mining leases as they will have to be cleared of any native Title claim before a lease can be granted.

     5.  Environmental Issues
         While there are no environmental management issues facing the Company, there can be no assurance that same might not arise in the future thereby requiring Company compliance as well as the potential for expenditure of significant time and money in order to so comply.

     6.  General Economic Conditions
         For information with respect to general economic conditions in both Australia and Indonesia (and in particular inflation rates, commodity demand and supply factors and industrial disruptions), reference is made to the discussion of general economic and governmental conditions as provided in the Company's Form 20-F, Item 9 under the heading Management's Discussion and Analysis.

7.       No Insurance Against Risks Inherent in Mining and Exploration
         Risks inherent in exploration and mining include, amongst other things, successful exploration, identification, development and exploitation of use of resources and reserves, satisfactory performance of exploration and mining operations and competent management. The Company does not have any insurance with respect to any of these matters.

8.       Contracts with Government - Subject to Change
         The Company is acquiring assets and will continue to do so as a matter of normal business practice within the Republic of Indonesia. Some of the interests of the Company in Indonesia are by way of contract between a subsidiary of the Company and bodies which are wholly owned arms of the Government of the Republic of Indonesia. These contracts are subject to controls and regulations by the contracting parties and by the Government of the Republic of Indonesia. There can be no assurance that government rules and regulations regarding existing contracts and/or new contracts will not change to the detriment of the Company (in terms of time, monetary
commitment,   and  potential percentage of monetary recovery).  The political situation in Indonesia remains uncertain and is expected to continue in such manner at least until elections currently scheduled to be held in mid 1999 are concluded. The economic situation, based upon information contained in Risk Factor No. 9 below, appears to be improving but still remains relatively uncertain.

9.       Indonesian International Monetary Fund (IMF) Compliance Status
         In The IMF News Brief 98/55 (December 15, 1998) the Deputy Managing Director of the IMF Alassane D. Ouattara said: "I am pleased to announce that, in support of the Indonesian government's economic program, the IMF's Executive Board today approved the completion of the third review under the Extended Fund Facility (EFF) 1 and the release of the next SDR 684.3 Million (about US$957
Million) credit tranche for Indonesia. The Indonesian economy has remained on the stablization path under the most difficult circumstances. Continued policy implementation despite an environment of political uncertainty has helped improve market sentiment, and the Rupiah has strengthened considerably. Inflationary pressures have eased and marked progress has been made in stabilizing the food situation. There are also encouraging signs that business confidence and the outlook for the real economy has begun to improve. While there is scope for progressively lowering interest rates further the authorities need to remain vigilant and proceed cautiously."

         Mr. Ouattara further indicated that Indonesia faces many challenges, notably the restructuring of the banking system and the corporate sector. He also noted that the Indonesian economic program continues to be implemented with the active support of the Wold Bank and the Asia Development Bank.
 Notwithstanding the above referenced report and the optimistic outlook contained therein, the Company makes not warranties or representations whatsoever that the IMF will continue or remain satisfied with current Indonesian economic status.

10.      Dilutive Effect of Conversion Upon Current Company Shareholders

         As of March 30, 1999, the Company had a total of 14,018,140 Ordinary Shares ("shares") outstanding. The $1,000,000 principal amount of convertible debentures referred to throughout this Prospectus is convertible into shares at a price equal to 75% of the average closing bid price on NASDAQ for the 5 trading days immediately preceding the conversion date. If the entire principal amount of the convertible debentures were converted into shares as of March 30, 1999, at which time the bid price of the shares was $.40 per share (and the conversion price would be $.30) then the Company would be required to issue approximately 3,333,333 shares to the holders of the convertible debentures (exclusive of shares that may be issued for interest earned) thereby increasing total outstanding shares to 17,351,473, of which convertible debenture holders would then own approximately 19.21% (while current (March 30, 1999) stockholders percentage would be reduced to 80.79%). Not only would such conversion substantially increase the number of Company shares that would then be issued and outstanding, such conversion would also likely have a negative effect on the market for the Company's shares in the event that such market were unable to absorb such a large quantity of newly issued shares. Since the number of shares issuable upon conversion is tied to the market price for the Company's shares (i.e., 75% of bid as heretofore indicated) the number of shares issuable is dependent upon whether the share stock price increases or decreases and since there is no "floor" (i.e, price limitation) there is not limitation on the maximum number of shares which may be issuable upon conversion. Accordingly, if the current bid price substantially decreases shares issued upon conversion would necessarily (and without "floor"
limitation)   substantially increase.

         Further financing and/or market related risk factors include the following:

A.       Future Capital Needs and Uncertainty of Additional Financing

         There can be no assurance that the Company will not be required to seek additional equity or debt capital to finance its operations (as well as its exploration and/or development program(s)) in the future. In addition, there can be no assurance that any such financings, if needed, will be available to the Company or that adequate funds for the Company's operations, whether from the Company's revenues, financial markets, collaborative or other arrangements with corporate partners or from other sources, will be available when needed or on terms attractive to the Company. The inability to obtain sufficient funds may require the Company to delay, scale back or eliminate certain of its operations that the Company might otherwise engage in.

B.       Dilution; Effect of Outstanding Convertible Debentures on Certain
         Shares

         The Company has outstanding convertible debentures to purchase Shares at prices that are below the per Share price to purchasers of the Company's Shares in the open market. The exercise of such Convertible Debentures may have a dilutive effect on the investment of a holder of the Company's Shares. The market price of the Company's Shares may also be adversely affected by sales of substantial amounts of Shares in the public market, including sales of Shares under Rule 144 or after the expiration of any other applicable holding period (by contract and/or statute). The sale of such stock could also adversely affect the ability of the Company to sell Shares for its own account. See "Selling Holders and Plan of Distribution" and "Description of Capital Stock."

C.       Limited Public Market; Liquidity; Possible Volatility of Stock Price

         The Shares are quoted on both the Nasdaq SmallCap Market System under the symbol "CVCLF" and the Australian Stock Market Limited under the symbol "CVI". There can be no assurance that an active public market for the Shares can be sustained. The market price of the Shares could fluctuate significantly as a result of the Company's financial results or business operations (as well as debenture conversion in the manner described herein).




D.       Recently Adopted Listing Standards for NASDAQ Securities

         The Nasdaq Stock Market recently adopted certain changes to the standards for issuers with securities listed on Nasdaq. One of the changes included increasing the quantitative maintenance requirements for continued listing in the Nasdaq SmallCap Market, on which the Company's Ordinary Fully Paid Shares are currently listed. ^ In order to maintain continued listing on Nasdaq the Company's Ordinary Fully Paid Shares are required to maintain a closing bid price at least equal to $1.00 per share. In the event that the Company fails to maintain compliance with any listing requirement, the Company's Shares could be delisted from the Nasdaq SmallCap Market in the event that compliance is not subsequently achieved within the applicable time periods allotted therefore by Nasdaq.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the offer and sale of Ordinary Fully Paid Shares by selling security holders pursuant to this Prospectus. All of the proceeds will be received by the selling security holders.

                         DETERMINATION OF OFFERING PRICE

         Since the Ordinary Fully Paid Shares registered hereunder are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), the Company cannot include herein information about the price to the public of the Common Stock.

                    SELLING HOLDERS AND PLAN OF DISTRIBUTION

         The Ordinary Fully Paid Shares (hereinafter "Shares" or "Securities") offered hereby may be sold from time to time to purchasers directly by the Selling Holders (which term includes their transferees, pledgees, donees or their successors). Any such transferee, pledgee, donee or their successors may not offer the Securities pursuant to this Prospectus until such holder is included as a Selling Holder in a supplement to this Prospectus. The Securities consist of Shares which are issuable to Selling Holders upon conversion of the Convertible Debentures. The Company has agreed to register the public offering of the Securities by the Selling Holders under the Securities Act. The Company will not receive any of the proceeds from the sale of the shares by the Selling Holders.

         The factors considered in determining the exercise time period and conversion price of the convertible securities referred to herein were based upon arms-length negotiations between the parties relating to (a) Company's past business history, current results of operations and potential regarding future business operations, (b) market trading activities regarding Company shares on both NASDAQ and Australian Stock Exchange, including volume of market activity and fluctuation in share price as well as (c) convertible debenture holders assessment of the Company's management team.

         Notwithstanding the above, the conversion price of the convertible debentures (determined by a specific discount from market price over a set period of days as indicated herein) may be considered to have been arbitrarily determined by the Company and the financing participants in that such conversion price bears no specific relationship whatsoever to the book value of the Company's shares or to any other established criteria of value.

         The following table sets forth as of March 30, 1999, certain information with respect to the Selling Holders, including the number of Shares that may be offered by them. The number of Shares which may actually be sold by the Selling Holders will be determined from time to time by them and will depend upon a number of factors, including, with respect to the Shares underlying the Convertible Debentures, the price of the Company's Shares from time to time. Because the Selling Holders may offer all or none of the Securities that they hold and because the offering contemplated by the Prospectus is not being underwritten, no estimate can be given as to the number of Securities that will be held by the Selling Holders upon termination of such offering. None of the Selling Holders have had any material relationship with the Company other than as purchasers of Convertible Debentures.



Identity of Selling Holder          Shares(1)(3)                % of Class(2)(3)

HRH Princess  Monirah Bint
 Sultan Bin Abdulaziz Al Saud       1,866,667                          11.75%
HRH Prince Khalid Bin Faisal
 Bin Fahad Bin Abdulazia            1.866,667                          11.75%

(1) Assumes conversion of the Convertible Debentures held by such Selling Holders based on the reported closing prices on the NASDAQ SmallCap Market on March 30, 1999 at a 25% discount and includes additional shares which may be issued for interest (at 6% per annum) earned from date of closing to last date permitted for conversion.
(2) Based upon an aggregate of 15,884,807 shares arrived at by adding the aggregate of those shares indicated in column designated "Shares" to those shares issued and outstanding as of March 30, 1999.
(3) Notwithstanding the numbers of shares and percentages indicated herein, the Selling Holder is not entitled to convert any amount of Convertible Debentures in excess of that amount upon conversion of which the sum of (i) the number of Shares beneficially owned by the Selling Holder and its affiliates (other than the unconverted Convertible Debentures) and (ii) the number of Shares issuable upon conversion of the Convertible Debentures would result in beneficial ownership by the Selling Holder and its affiliates of more than 4.9% of the outstanding Shares of the Company.

         The Selling Holders of the Securities identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of the Convertible Debentures or Securities since the date on which the information in the preceding table is presented. Information concerning the Selling Holders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary.

         The sale of the Securities by the Selling Holders may be effected from time to time in transactions on the NASDAQ SmallCap Market System, the Australian Stock Exchange Limited, in the over-the-counter market, in negotiated transactions, or through a combination of such methods of sale (a) at fixed prices, which may be changed, (b) at market prices prevailing at the time of sale, (c) at prices related to such prevailing market prices or (d) at negotiated prices. The Selling Holders may effect such transactions by selling the Securities directly to purchasers or to or through broker-dealers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Holders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Holders and any broker-dealers who act in connection with the sale of the Securities hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Securities as principals might be deemed to be underwriting discounts and commissions under the Securities Act.

         At the time a particular offering of the Securities is made, a Prospectus Supplement, if required, will be distributed, which will set forth the aggregate amount and type of Securities being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, the Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with. The Company has not taken any action to register or qualify the Securities for offer and sale under the securities or "blue sky" laws of any state of the United States. However, pursuant to the Registration Rights Agreements among the Company and the Selling Holders (the "Registration Rights Agreements"), the Company will use reasonable efforts to (i) register and qualify the Securities covered by the Registration Statement under such other securities or blue sky laws of such jurisdictions as the Selling Holders who hold a majority in interest of the Securities being offered reasonably request and in which significant volumes of Shares are traded, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof at all times until the earliest (the "Registration Period") of (A) the date that is two years after the Closing Date, (B) the date when the Selling Holders may sell all Securities under Rule 144 or (C) the date the Selling Holders no longer own any of the Securities, (iii) take such other actions as may be necessary to maintain such registrations and qualification in effect at all times during the Registration Period and (iv) take all other actions reasonably necessary or advisable to qualify the Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (A) qualify to do business in any jurisdiction where it would not otherwise be required to qualify, (B) subject itself to general taxation in any such jurisdiction, (C) file a general consent to service of process in any such jurisdiction, (D) provide any undertakings that cause more than nominal expense or burden to the Company or (E) make any change in its articles of incorporation or by-laws or any then existing contracts, which in each case the Board of Directors of the Company determines to be contrary to the best interests of the Company and its stockholders. Unless and until such times as offers and sales of the Securities by Selling Holders are registered or qualified under applicable state securities or "blue sky" laws, or are otherwise entitled to an exemption therefrom, initial resales by Selling Holders will be materially restricted. Selling Holders are advised to consult with their respective legal counsel prior to offering or selling any of their Securities.

         The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Securities by the Selling Holders. The foregoing may affect the marketability of the Securities.

         Pursuant to the Registration Rights Agreements between the Company and each of the Selling Holders all expenses of the registration of the Securities will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection therewith.

Registration Rights

         The Convertible Debentures

         The Company issued $1,000,000 aggregate principal amount of Convertible Debentures in June of 1998. One Hundred percent of the face amount of such Convertible Debentures is convertible into Shares of the Company at the earlier of the effective date of a Registration Statement covering the underlying Shares or 90 days from closing at a conversion price equal to 75% of the average closing bid price for the five trading days preceding the date of conversion on either the Nasdaq SmallCap Market Exchange or the Australian Stock Exchange Limited. Any Convertible Debentures not so converted are subject to mandatory conversion by the Company on the 24th monthly anniversary of the date of issuance of the Convertible Debentures unless timely demand is made by the holder of the Convertible Debentures for repayment of both principal and interest in cash. Other than on the date of such mandatory conversion provision, the Selling Holder shall not be entitled to convert any amount of Convertible Debentures in excess of that amount upon conversion of which the sum of (i) the number of Shares beneficially owned by the Selling Holder and its affiliates (other than the unconverted Convertible Debentures) and (ii) the number of Shares issuable upon conversion of the Convertible Debentures would result in beneficial ownership by the Selling Holder and its affiliates of more than 4.9% of the outstanding Shares of the Company.

         If at any  time  the  number  of  Shares  into  which  the  Convertible
Debentures may be converted exceeds the aggregate number of Shares then registered, the Company shall, within ten (10) business days after receipt of written notice from any investor, either (i) amend the Registration Statement filed by the Company, if such Registration Statement has not been declared effective by the SEC at that time, to register all Shares into which the Debenture may be converted, or (ii) if such Registration Statement has been declared effective by the Securities and Exchange Commission (the "SEC") at that time, file with the SEC an additional Registration Statement on Form F-3 (or such other Form as may be applicable) to register the Shares into which the Convertible Debentures may be converted that exceed the aggregate number of Shares already registered. Pursuant to the terms and provisions of the Debenture and related Registration Rights Agreement, the Company was required to and herewith is registering the number of Shares equal to 150% of those Shares currently deemed necessary to meet conversion requirements. To the extent that all or any portion of such shares are not utilized for the purposes set forth herein, the Company will deregister same at the appropriate time.

         Pursuant to the Registration Rights Agreements between the Company and the Selling Holders, the Company is required to file with the SEC, a Registration Statement covering a sufficient number of Shares (the 150% referred to above) for the Selling Holders so as to enable them to convert 100% of the Convertible Debentures. Consequently, the Company filed with the Commission this Registration Statement on Form F-3 (the "Registration Statement"), of which this Prospectus is a part, to cover the sale of the Shares issuable to the Selling Holders upon conversion of the Convertible Debentures. The Registration Rights Agreements provide that the Company shall keep the Registration Statement effective at all times until the earliest (the "Registration Period") of (i) the date that is two years after the Closing Date, (ii) the date when the Investors may sell all Securities under Rule 144 or (iii) the date the Investors no longer own any of the Securities.

         Failure to timely file the Registration Statement (required by the terms of the Convertible Debenture and Registration Rights Agreement) or failure to obtain effectiveness of same within the time period allotted therefore (to wit: 90 days subsequent to the closing date) subjects the Company to certain penalty provisions as set forth in the Registration Rights Agreement to which reference is herewith made. Such penalty provisions require the Company to increase the conversion rate discount of 25% as provided for in the Debenture in increments of 3% for each 30 day delay up to a discount of 31%. Notwithstanding the foregoing, the penalty provisions heretofore referred to are inapplicable to the extent any delay in the effectiveness of the Registration Statement occurs because of an act of, or a failure to act or to act timely by the Selling Holders or their respective counsel.

         Failure to timely effectuate conversion or issue and deliver underlying Shares similarly subjects the Company to certain monetary penalty provisions as indicated in the Debenture to which reference is herewith made.

          The Securities Purchase Agreement, Debenture and Registration Rights Agreement are on file with the Securities and Exchange Commission as part of this Registration Statement as exhibits hereto.

         The number of Shares issuable upon conversion of the Convertible Debentures depends on several factors, including the conversion ratio and the date on which such Shares are converted. As of March 30, 1999 if all of the Convertible Debentures (issued in June 1998) were converted based on a 25% discount to the reported closing price on the NASDAQ SmallCap Market on March 30, 1999, the Company would be required to issue approximately 3,733,334 Shares inclusive of Shares which may be issued in exchange for interest earned (at the rate of 6% per annum) from the date of closing through 2 years from such date and exclusive of any shares which may have to be issued in the event conversion discount rate is increased as a result of penalty provisions referred to above.

         Except for the total number of Shares to which this Prospectus relates as set forth above, references in this Prospectus to the "number of Shares covered by this Prospectus," or similar statements, and information in this Prospectus regarding the number of Shares issuable to or held by the Selling Holders and percentage information relating to the Securities of the outstanding Ordinary Fully Paid Shares of the Company, are based, with respect to the Convertible Debentures, upon the fixed conversion ratio set forth in the instruments establishing the rights of the Convertible Debenture holders and assumes that a total of approximately 3,733,334 Shares are issued upon conversion of all Convertible Debentures. See "Selling Holders and Plan of Distribution" and "Description of Capital Stock."

         The Securities are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"). No underwriting discounts, commissions or expenses are payable or applicable in connection with the sale of the Securities by the Selling Holders. The Shares of the Company are quoted on the NASDAQ SmallCap Market ("NASDAQ") under the symbol "CVCLF" and the Australian Stock Exchange Limited ("ASX") under the symbol "CVI". The Securities offered hereby will be sold from time to time at the then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. On March 30, 1999, the last reported sale price of the Common Stock on NASDAQ was $.40 per share. This Prospectus may be used by the Selling Holders or any broker-dealer who may participate in sales of the Securities covered hereby.

Common Stock Reserved

         The Company is required to reserve and keep available out of its authorized but unissued Shares such number of Shares as shall from time to time be sufficient to effect conversion of all of the then outstanding Convertible Debentures. Pursuant to the terms of the Registration Rights Agreement, the Company is required to register a number of Shares equal to 150% of those Shares currently anticipated to be needed for conversion purposes.

Description of Capital Stock

Ordinary Shares
         The authorized Ordinary Shares of the Company consists of 20,000,000 Ordinary Shares. All shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of the Ordinary Shares could, if they chose to do so, elect all of the directors of the Company.

         Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities, will be distributed pro rata to the holders of the Ordinary Shares. The holders of the Ordinary Shares do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The Ordinary Shares presently outstanding are fully paid and nonassessable.

Dividends
         Holders of the Ordinary Shares are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefore. No dividend has been paid on the Ordinary Shares since inception, and none is contemplated in the foreseeable future.

Registrar

         The Registrar (Australian) and Registrar (United States) for the Company are as follows:


Registrar (Australia)
                           Corporate Registry Services Pty Ltd
                           Level 29
                           Central Park
                           152-158 St George's Terrace
                           Perth, Western Australia 6000

Registrar (United States)
                           American Securities Transfer and Trust, Inc.
                           1825 Lawrence Street
                           Suite 444, Denver
                           Colorado  80202-1817


                                  LEGAL MATTERS

         The valid issuance of the Ordinary Fully paid Shares offered hereby will be passed upon for the Company by Gary B. Wolff, P.C., 747 Third Avenue, New York, New York 10017.

                                     EXPERTS

         The consolidated balance sheets and accompanying notes and Statement by Directors of the Company for the financial years ended December 31, 1997, June 30, 1996 and June 30, 1995 and six months ended December 31, 1996; and the profit and loss accounts, statements of cash flows and accompanying notes for the financial years ended December 31, 1997, June 30, 1996 and June 30, 1995 and six months ended December 31, 1996 and December 31, 1995 have been examined by Grant Thornton chartered, accountants. Such financial statements have been incorporated by reference herein and in the Registration Statement in reliance upon the reports with respect thereto of Grant Thornton and upon the authority of said firm as experts in accounting and auditing.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorised, in the City of Perth, and the State of Western Australia, Australia on this 30th day of March, 1999.

                                            CITYVIEW ENERGY CORPORATION LIMITED

                                            /Mark Smyth/
                                            ------------------------------
                                            By: Peter Mark Smyth
                                            Chief Executive Officer and
                                            Member of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/S/Mark Smyth                     Chief Executive Officer
----------------------            and a Director          Dated:  Mar. 30, 1999
Peter Mark Smyth


/S/Peter John Augustin Remta      Director
-----------------------------                             Dated:  Mar. 30, 1999
Peter  John Augustin Remta


/S/Alan Peter Woods               Secretary and Chief Financial
-------------------------         Officer                 Dated:  Mar. 30, 1999
Alan Peter Woods


/S/Lutfi Heyder                   Director
 --------------------                                     Dated:  Mar. 30, 1999
Lutfi Heyder

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents are hereby incorporated by reference into this Prospectus.

(1) Annual Report on Form 20-F of the Company for the fiscal year ended December 31, 1997 as initially filed and subsequently amended; and

(2) All other reports filed pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 (the "1934 Act") by the Company since December 31, 1997.

         All documents subsequently filed by the Company with the Commission pursuant to Sections 12(a), 12(c) and 15(d) of the 1934 Act prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus.

                                INDEX TO FORM F-3

                                TABLE OF CONTENTS


                                                                            PAGE
FORM F-3...................................................................   1
PROSPECTUS.................................................................   2
ADDITIONAL INFORMATION.....................................................   5
INCORPORATION OF DOCUMENTS BY REFERENCE....................................   6
ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL
SECURITIES LAW.............................................................   6
PROSPECTUS SUMMARY.........................................................   8
RISK FACTORS...............................................................  18
USE OF PROCEEDS............................................................  20
DETERMINATION OF OFFERING PRICE............................................  20
SELLING SECURITY HOLDERS; PLAN OF DISTRIBUTION.............................  20
LEGAL MATTERS..............................................................  26
EXPERTS....................................................................  26
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................  27

                                     PART 11
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         SECURITIES AND EXCHANGE COMMISSION REGISTRATION FEE            $   661
         PRINTING EXPENSES                                               10,000
         ACCOUNTING FEES  AND EXPENSES                                    4,000
         LEGAL FEES AND EXPENSES                                         60,000
         TRANSFER AGENT AND REGISTRATION FEES                             2,500
         BLUE SKY FEES AND EXPENSES                                       5,000
         MISCELLANEOUS EXPENSES                                           5,000
                                                                         -------

                     Total                                              $87,161

*        To be filed by amendment.

ITEM  15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Subject to the limitations of the Australian Corporations Law with respect to indemnities in respect to derivative actions, the Company shall fully indemnify a present or former director of the Company or a person who acts or acted at the Company's request as a director of another corporation of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against any liability which the director may incur by reason of his being or having at any time been an employee or officer of the Company or in carrying out the business or exercising the powers of the Company.

         Without limitation to the foregoing and to the extent permitted by law the Company indemnifies and will keep the directors fully indemnified against any liability i) to a person other than the Company or a related body corporate of the Company which the directors may incur by reason of the directors being or having been an employee or officer of the Company or in carrying out the business or exercising the powers of the Company unless the liability arises out of conduct on the part of the directors which involves a lack of good faith; and
ii) for costs and expenses incurred by the directors in the capacity of an employee or officer of the Company in defending any proceedings, whether civil or criminal, in which judgement is given in favour of the director or in which the director is acquitted; or in connection with an application in relation to those proceedings, in which the Court grants relief to the director under the Corporations Law.

ITEM 16.          EXHIBITS.

 5.1              Opinion of Gary B. Wolff, P.C., counsel to the Registrant *

10.1              Form of Securities Purchase Agreement dated June, 1998

10.5              Form of Registration Rights Agreement dated June, 1998

10.6              Form of Placement Agency Agreement dated June, 1998

10.7              Form of 2 Year Convertible Debenture dated June, 1998

23.1              Consent of Grant Thornton

23.2              Consent of  Gary B. Wolff, P.C. (included in Exhibit 5.1)  *

Indicates filed with this amendment. Unless otherwise indicated all other exhibits were filed with initial filing.

ITEM 17.          UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10 (a) (3) or the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (a) (1) (i) and (a) (1)
(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  EXHIBIT INDEX


Exhibit No.       Description

 5.1              Opinion of Gary B. Wolff, P.C., counsel to the Registrant *

10.1              Form of Securities Purchase Agreement dated June 3, 1998

10.8              Form of Registration Rights Agreement dated June 3, 1998

10.9              Form of Placement Agency Agreement dated June 3, 1998

10.10             Form of 2 Year Convertible Debenture dated June 3, 1998

23.3              Consent of  Grant Thornton

23.4              Consent of  Gary B. Wolff, P.C. (included in Exhibit 5.1)  *

Indicates filed with this amendment. Unless otherwise indicated all other exhibits were filed with initial filing.

                                  ON LETTERHEAD


                              EXHIBIT 5.1 AND 23.4

                                                                  April 1, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

                      Re: CityView Energy Corporation Limited (the "Company") Registration Statement on Form F-3 File No. 333-64315 Relating to shares of the Company's Ordinary Stock, underlying Convertible Debentures_________________

Gentlemen:

                  I have been requested by the Company, an Australian corporation, to furnish you with my opinion as to the matters hereinafter set forth in connection with the above captioned Registration Statement (the "Registration Statement") covering all of the Ordinary Shares ("shares") which will be offered by the Selling Holders who acquired the shares under various agreements including, but not limited to, Securities Purchase Agreement, Convertible Debenture and related Registration Rights Agreement - the number of shares being as indicated on the calculation chart to the cover page of the Company's aforementioned F-3 Registration Statement.

                  In connection with this opinion, I have examined the Registration Statement, copies of certain records of corporate proceedings of the Company, and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

                  Based upon and subject to the foregoing, I am of the opinion that the shares referred to above when sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

                  I render no opinion as to the laws of any jurisdiction other than the internal laws of the State of New York. I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                                             Very truly yours,

                                                           /Gary B. Wolff, P.C./
                                                            Gary B. Wolff, P.C.

EXHIBIT 23.3

                           (Grant Thornton letterhead)



9 September 1998


The Directors
Cityview Energy Corporation Limited
19 Walters Drive
HERDSMAN WA 6017


Gentlemen

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated 9 April 1998 which appears in CityView Energy Corporation Limited's Annual Report on Form 20-F for the year ended December 31, 1997. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementoned report and to the use of our name as it appears under the caption "Experts".


/Grant Thornton/

Grant Thornton
Chartered Accountants

Perth, Australia

                                      DRAFT


                                                              February 23, 1999

Ms. Jennifer Bowes
Mail Stop 4-5
U.S. Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

                           Re:  CityView Energy Corporation Limited
                                   Form F-3 Registration Statement
                                   File No. 333-64315________________

Dear Ms. Bowes:

                  In accordance with the Commission's comment letter received with respect to the above, we are herewith filing (through EDGAR) amendment number 1 to the above Registrant's Registration Statement and are herewith enclosing two marked copies of such first amendment indicating where changes in response to the Commission comments have been made and further indicating where additional changes have been made as a result of Registrant's activities since initial filing.

                  All responses appearing hereinafter are numbered in the same manner as comments contained in the Commission's comment letter.

General Comments

Comments regarding "forward-looking statements" within the meaning of Section 27A of the Securities Act are duly noted.

Information contained in Securities Act Release 33-7558 regarding year 2000 issues and disclosure obligations with respect thereto are duly noted.

                                    FORM F-3

Registration Cover Page

3.        A.      The Registrant will not be relying upon Rule 416 and if  the conversion ratio results in the Registrant having registered an insufficient number of shares it will, if necessary, file a new Registration Statement.

3.        B.      Footnote 1 to the "Calculation of Registration Fee" has been amended in accordance with statement contained in 3A above.

3.        C.      The number of shares being registered hereunder is
                  substantially greater than those registered on the initial filing due to the significant decrease in the bid price for the Company's Ordinary Shsares Current computations were arrived at utilizing the following calculations:

                         Aggregate number of convertible debentures inclusive of
                  6% interest for 2 years amounts to $1,120,000. Convertible debenture discount of 25% from February 22, 1999 bid price of $.50 creates a situation where shares are to be issued (assuming conversion as of February 22, 1999) at $.375 per share which latter sum when divided into $1,120,000 would amount to 2,986,.667 shares. Pursuant to contractual commitments Registrant is required to register an amount of shares equal to 150% and, accordingly, the total number of shares being registered amounts to 4,485,000 shares.

The Company - page 9
4. Summary information with respect to Company activities has been amended so as to provide a brief overview of the material elements (as opposed to a repetition of information already contained in the Registration Statement or in the Registrant's Form 20-F which is incorporated by reference into such Registration Statement.

5-8. All comments contained in the comment letter paragraphs designated 5 through 8 refer to what was (in the Company's initial filing) the fourth paragraph under the heading "The Company". Such paragraph in the first amendment has now been deleted in its entirety and it appears that the comments are no longer applicable.

9. Reference to the methanol plant on Bunya Island has been deleted.

10 & 11. What was previously the last two paragraphs to "The Company" appearing directly above "A. Madura Block .." have been deleted in their entirety and, accordingly, comments regarding such now deleted information would appear to be inapplicable.

12. A new subheading entitled "Corporate Goals" has been inserted directly above the summary information regarding the Company's 3 gas projects.

General Comment

         All information regarding Company oil projects as previously contained on pages 14 and 15 of initial filing under the subheadings "A. Tuba Obi East ("TOE") - Onshore South Sumatra TAC, Western Akar Petroleum Pty Ltd ("Akar"), B. Tanjung Miring Timur ("TMT") - Onshore South Sumatra TAC, Western Nusantara Energi Pty Ltd ("Nusantara") and C. Sangatta Sangkimah - East Kalimantan TAC, Western Sangkimah NL ("Western") have now been deleted since (as heretofore indicated) the Registrant sold its interests in these Indonesian oil fields in December 1998.

Convertible Debentures - page 18
13. Comments regarding beneficial conversion feature are noted and Registrant's Form 20-F shall respond thereto in its Management's Discussion and Analysis section. Enclosed herewith supplementally and attached hereto as Exhibit A is chart indicating how convertible debenture discount feature was computed which Exhibit A also indicates manner in which the Company proposes to amortize such financing.

Risk Factors - page 19
15.       Risk Factors  1 through 3 inclusive have been revised as requested.

16. A new Risk Factor entitled "Dilutive Effect of Conversion Upon Current Company Shareholders" (designated Risk Factor 10) has been added in response to this comment.

17.       Expanded Risk Factor No. 2 responds to this comment.

18. Risk Factor No. 4 has been expanded as same relates to judicial decisions and potential impact on the Company.

19.       Expanded Risk Factor No. 5 responds to this comment.

20. Cross reference to applicable portion of 20-F has been made as requested.

21. Lack of Company insurance to protect against certain risks is now noted.

22. Old Risk Factors 8 and 9 have been combined into a single expanded Risk Factor No. 8. Additionally, "old" Risk Factor No. 10 has been deleted as same is repetitive of Risk Factor appearing beneath it. A new Risk Factor No. 9 entitled "Indonesian Compliance with International Monetary Fund (IMF) Program" has been added.

22. In accordance with Item 505 of Regulation S-K factors considered in determining convertible debenture conversion price are disclosed in a new second paragraph under the heading "Selling Holders and Plan of Distribution".

23.       Identity of the two investors has been indicated as requested.

24. As a result in decline in market price for the Company's shares, the number of shares to be issued assuming 100% debenture conversion would normally require each investor to file a Schedule 13D. We have so notified investors through correspondence with Placement Agent's counsel.

25. The table to the section entitled "Selling Holders and Plan of Distribution" has been revised to reflect the full amount of shares registered.

                                    Form 20-F

26-57 inclusive (excepting for 50 and 51)
_________________________________________

     Refernce is herwith made to the Company's March 4. 1999 lstter addressed to Ms. Jennifer Bowes of the SEC, which letter responds to each of those comments indicated above as same relate to Form 20-F. Attached to such letter is annual report of Triton Resources Ltd. as referred to in Commission comments 44-46 inclusive.

Additional Information
______________________

50-51 Information appearing under this heading on page 5 of Form F-3 has been amended and/or clarified as requested.

     If you and/or your associates have any questions with respect to all or any portion of this response or amendment (to either Form 20-F or F-3), please do not hesitate to call the undersigned.




                                                  Sincerely,
                                                  /S/Gary B. Wolff
                                                     Gary B. Wolff